FORM OF
                         INVESTMENT ADVISORY AGREEMENT


     THIS INVESTMENT ADVISORY AGREEMENT ("Agreement") is made this ___ day of January 2006 by and between RMK MULTI-SECTOR HIGH INCOME FUND, INC. (the "Fund"), a Maryland corporation, having its principal place of business at Fifty Front Street, Memphis, Tennessee 38103, and MORGAN ASSET MANAGEMENT, INC. (the "Adviser"), a Tennessee corporation, having its principal place of business at 417 North 20th Street, Suite 1500, Birmingham, Alabama 35203.

     WHEREAS, the Fund, a closed-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), wishes to retain the Adviser to provide investment advisory services to the Fund; and

     WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act") and is willing to furnish such services on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

     1. APPOINTMENT OF THE ADVISER. The Fund hereby appoints the Adviser as investment adviser for the Fund for the period, in the manner, and on the terms set forth in this Agreement. The Adviser hereby accepts such appointment and agrees during such period to render the services and to assume the obligations herein set forth. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     2. INVESTMENT ADVISORY SERVICES. Subject to the supervision of the Fund's Board of Directors (the "Board"), the Adviser shall provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund's portfolio of securities consistent with the Fund's investment objectives, policies and limitations as set forth in the Fund's currently effective registration statement, the Fund's Articles of Incorporation and Bylaws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission (the "Commission") and other applicable federal and state laws, and such other guidelines as the Board may reasonably establish or approve. Without limiting the generality of the foregoing, the Adviser shall: (i) obtain and evaluate such information and advice relating to the economy, securities markets and securities as it deems necessary or useful to discharge its duties hereunder; (ii) determine the securities to be purchased, retained, sold, loaned or otherwise disposed by the Fund and what portion of such assets will be invested or held uninvested as cash; (iii) place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer; and (iv) take such other actions and perform such other functions of management and supervision with respect to the Fund as it deems necessary or appropriate or as may be directed by the Board.

     3. PORTFOLIO TRANSACTIONS. In placing orders with brokers and dealers, the Adviser shall attempt to obtain the best execution of the orders, considering all of the circumstances.

          (i) Subject to the appropriate policies and procedures approved by the Board, the Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), use brokers or dealers who provide the Fund or the Adviser with brokerage, research, analysis, advice and similar services to execute transactions on behalf of the Fund, and the Adviser may cause the Fund to pay to those brokers or dealers in return for brokerage and research services a higher commission than may be charged by other brokers or dealers, subject to the Adviser determining in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. Subject to seeking best execution, the Board may cause or direct the Adviser to effect transactions in securities through brokers or dealers in a manner that will help generate resources to pay the cost of certain expenses that the Fund is required to pay or for which the Fund is required to arrange payment.

          (ii) The Adviser may, to the extent permitted by applicable laws and regulations, aggregate securities to be sold or purchased for the Fund and for its other clients in order to obtain best execution. In that event, allocation of the securities purchased or sold, as well as expenses incurred in the transaction, will be made by the Adviser in accordance with the 1940 Act and Commission or Commission staff guidance thereunder and in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

          (iii) The Adviser may use brokers or dealers who are affiliated with the Adviser, provided that no such broker or dealer will be utilized in any transaction in which such broker or dealer acts as principal and the commissions, fees or other remuneration received by such brokers or dealers is reasonable and fair compared to the commissions, fees or other remuneration paid to other brokers or dealers in connection with comparable transactions involving similar securities being purchased or sold during a comparable period of time.

          (iv) The  Adviser  will  periodically   review  the  Fund's  portfolio
               transactions to ensure that such transactions are conducted in accordance with this Section 3. The Adviser shall provide such reports to the Board as it may reasonably request with respect to the Fund's total brokerage and transaction activities and the manner in which that business was allocated.

     The Fund hereby authorizes any entity or person associated with the Adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to

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

the retention of compensation by such entity or person for such transaction in accordance with Rule 11a2-2(T)(a)(2)(iv).

     4. CODE OF ETHICS. The Adviser shall adopt a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Section 204A of the Advisers Act and shall provide the Fund with a copy of the code of ethics and evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, an executive officer of the Adviser shall certify to the Board that the Adviser has complied with the requirements of Rule 17j-1 and Section 204A during the previous year and that there has been no violation of the Adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Fund, the Adviser shall permit the Fund to examine the reports required to be made to the Adviser by Rule 17j-l(c)(l).

     5. BOOKS AND RECORDS. The Adviser shall oversee the maintenance of all books and records with respect to the Fund's securities transactions and the Fund's books of account in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Adviser will be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of the Fund in conformity with the requirements of the 1940 Act, other applicable laws and regulations, and any policies that are approved by the Board.

     6. REPORTS. The Adviser shall furnish to or place at the disposal of the Fund such information, evaluations, analyses and opinions formulated or obtained by the Adviser in the discharge of its duties as the Fund may, from time to time, reasonably request. The Fund shall furnish the Adviser with such documents and information with regard to its affairs as the Adviser may, at any time or from time to time, reasonably request in order to discharge its obligations under this Agreement.

     7. FUND PERSONNEL. The Adviser agrees to permit individuals who are directors, officers or employees of the Adviser to serve (if duly appointed or elected) as directors, officers or employees of the Fund, without remuneration from or other cost to the Fund.

     8. DISQUALIFICATION. The Adviser shall immediately notify the Board of the occurrence of any event which would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or any other applicable statute or regulation.

     9. EXPENSES. The Adviser shall be responsible for expenses incurred in providing office space, equipment and personnel as may be necessary or convenient to provide investment advisory services to the Fund, including payment of all fees, expenses and salaries of the directors, officers or employees of the Fund who are directors, officers or employees of the Adviser. The Fund shall bear the expense of its operation, except those specifically allocated to the Adviser under this Agreement or under any separate agreement between the Fund and the Adviser. Subject to any separate agreement or arrangement between the Fund and the Adviser, the expenses hereby allocated to the Fund, and not to the Adviser, include, but are not limited to: (i) organizational expenses; (ii) legal and audit expenses; (iii) borrowing expenses; (iv) interest; (v) taxes; (vi) governmental fees; (vii) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (viii) the cost (including brokerage commissions and issue or transfer taxes or other charges, if any) of securities purchased or sold by the Fund and any losses incurred in connection therewith;
(ix) fees of custodians, transfer agents, registrars, proxy voting services, pricing or valuation services or other agents or service providers; (x) expenses of preparing share certificates; (xi) expenses relating to the redemption or repurchase of shares; (xii) expenses of registering and qualifying shares for sale under applicable federal or state law and maintaining such registrations and qualifications; (xiii) expenses of preparing, setting in print, printing and distributing prospectuses, proxy statements, reports, notices and dividends to stockholders; (xiv) cost of stationery; (xv) costs of stockholders and other meetings of the Fund, including any expenses relating to proxy solicitation and vote tabulation; (xvi) compensation and expenses of the independent directors of the Fund and officers of the Fund who are not officers, directors or employees of the Adviser or its affiliates, if any; (xvii) the Fund's portion of premiums of any fidelity bond and other insurance covering the Fund and its officers and directors; (xviii) the fees and other expenses of listing and maintaining the Fund's shares on the New York Stock Exchange or any other national stock exchange; and (xiv) any extraordinary expenses (including fees and disbursements of counsel) incurred by the Fund.

     10. COMPENSATION. As compensation for the services performed hereunder, the Adviser shall receive from the Fund an advisory fee at the annual rate of 0.65% of the Fund's average daily total assets minus liabilities (other than the aggregate indebtedness entered into for purposes of leverage) ("Managed Assets"). This advisory fee shall be payable monthly as soon as practicable after the last day of each month based on the average of the daily values placed on the Managed Assets of the Fund as determined at the close of business on each day throughout the month. The Managed Assets of the Fund will be valued as of the close of regular trading on the New York Stock Exchange (currently 4:00 p.m., Eastern time) on each business day throughout the month or, if the Fund lawfully determines the value of its Managed Assets as of some other time on each business day, as of such time. The first payment of such fee shall be made as promptly as possible at the end of the month next succeeding the effective date of this Agreement. In the event that the Adviser's right to such fee commences on a date other than the first day of the month, the fee for such month shall be prorated based on the average daily Managed Assets of the Fund in that period from the date of commencement to the last day of the month. In the event this Agreement terminates before the end of any month, the fee for such month shall be prorated based on the average daily Managed Assets of the Fund in that period from the first day of the month to the date of termination. If the Fund determines the value of its Managed Assets more than once on any business day, the last such determination on that day shall be deemed to be the sole determination on that day. The value of the Managed Assets shall be determined pursuant to the applicable provisions of the Fund's Articles of Incorporation, its By-Laws and the 1940 Act. If, pursuant to such provisions, the determination of the net asset value of the Fund is suspended for any particular business day, then the value of the Managed Assets of the Fund on that day shall be deemed to be the value of its Managed Assets as determined on the preceding business day.

If the determination of the net asset value of the Fund has been suspended for more than one month, the Adviser's compensation payable at the end of that month shall be computed on the basis of the value of the Managed Assets of the Fund as last determined (whether during or prior to such month).

     11. NON-EXCLUSIVE SERVICES. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association, provided that any such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Adviser's ability to meet all of its obligations to the Fund hereunder. The Fund acknowledges that the Adviser or one or more of its "affiliated persons" may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities and that the Adviser, its "affiliated persons" or any of its or their directors, officers, agents or employees may buy, sell or trade in securities for its or their respective accounts ("Affiliated Accounts"). Subject to the provisions of Section 3, the Fund agrees that the Adviser or its "affiliated persons" may give advice or exercise investment responsibility and take such other action with respect to Affiliated Accounts which may differ from the advice given or the timing or nature of action with respect to the Fund, provided that the Adviser acts in good faith. The Fund further acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund may have an interest. The Adviser shall have no obligation to recommend for the Fund a position in any investment which an Affiliated Account may acquire, and the Fund shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Fund or otherwise.

     12. LIMITATION OF LIABILITY.

          12.1 Neither the Adviser nor any director, officer or employee of the Adviser performing services for the Fund at the direction or request of the Adviser in connection with the Adviser's discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any matter to which this Agreement relates; provided that nothing herein contained shall be construed (i) to protect the Adviser against any liability to the Fund or its stockholders to which the Adviser would otherwise be subject by reason of the Adviser's willful misfeasance, bad faith, or gross negligence in the performance of the Adviser's duties, or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement ("disabling conduct") or (ii) to protect any director, officer or employee of the Adviser who is or was a director or officer of the Fund against any liability to the Fund or its stockholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office with the Fund.

          12.2 The Fund will indemnify the Adviser against, and hold it harmless from, any and all expenses (including reasonable counsel fees and expenses) incurred investigating or defending against claims for losses or liabilities described in Section 12.1 not resulting from negligence, disregard of its obligations and duties under this Agreement or disabling conduct by the Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Adviser was not liable by reason of negligence, disregard of its obligations and duties under this Agreement or disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Adviser was not liable by reason of negligence, disregard of its obligations and duties under this Agreement or disabling conduct by (a) the vote of a majority of a quorum of directors of the Fund who are neither "interested persons" of the Fund nor parties to the proceeding ("disinterested non-party directors") or (b) an independent legal counsel in a written opinion. The Adviser shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification hereunder in the manner and to the fullest extent permissible under the Maryland General Corporation Law. The Adviser shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Adviser shall provide security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of the full Board, the members of which majority are disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Adviser will ultimately be found to be entitled to indemnification hereunder.

     13. TERM OF AGREEMENT. The term of this Agreement shall begin on the date first above written and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through January [__], 2008. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, provided such continuance is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund or by the directors, provided that in either event such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors who are not parties to this Agreement or interested persons of either party hereto ("Independent Directors"); and provided further that the Adviser shall not have notified the Fund in writing at least sixty (60) days prior to the first expiration date hereof or at least sixty (60) days prior to any expiration date hereof of any year thereafter that it does not desire such continuation. The Adviser shall furnish to the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

     14. AMENDMENT OR ASSIGNMENT OF AGREEMENT. This Agreement may be amended at any time, but only by written agreement between the Adviser and the Fund, which amendment has been authorized by the Board, including the vote or written consent of a majority of the Independent Directors and, where required by the 1940 Act, the shareholders of the Fund in the manner required by the 1940 Act and the rules thereunder. This Agreement shall terminate automatically and immediately in the event of its assignment. The Adviser shall notify the Fund in writing in advance of any proposed change of "control" to enable the Fund to take the steps necessary to enter into a new advisory agreement, if necessary.

     15. TERMINATION OF AGREEMENT. This Agreement may be terminated at any time by either party hereto, without the payment of any penalty, upon sixty (60) days' prior written notice to the other party; provided that in the case of termination by the Fund, such action shall have been authorized (i) by resolution of the directors, including the vote or written consent of a majority of the Independent Directors or (ii) by vote of a majority of the outstanding voting securities of the Fund.

     16. INTERPRETATION AND DEFINITION OF TERMS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any court, by rules, regulations or orders of the Commission validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Specifically, the terms "affiliated person," "assignment," "control," "interested person" and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

     17. GOVERNING LAW. Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland.

     18. NOTICES. Any notice under this Agreement shall be given in writing addressed and delivered or mailed postage prepaid to the Fund (attn:
[Secretary]) or the Adviser (attn: [ ]) at their respective principal places of business (or to such other addresses or contacts as shall be designated by the Fund or the Adviser in a written notice to the other party).

     19. FORCE MAJEURE. The Adviser shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Adviser shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

     20. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     21. SEVERABILITY AND SUCCESSORS. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     22. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior amendments and understandings relating to the subject matter hereof.

IN WITNESS WHEREOF the parties have caused this instrument to be signed on their behalf by their respective officers thereunto duly authorized all as of the date first written above.


                             RMK MULTI-SECTOR HIGH INCOME FUND, INC.


                             By:
                                ------------------------------------------------
                                Name:
                                Title:


                             MORGAN ASSET MANAGEMENT, INC.


                             By:------------------------------------------------
                                Name:
                                Title: